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                                                                    Exhibit 99.2

MONDAY MAY 21, 5:16 PM EASTERN TIME

PRESS RELEASE

SAVVIS SIGNS FIVE-YEAR, $366 MILLION NETWORKING SERVICES
COMMITMENT WITH REUTERS

HERNDON, Va.--(BUSINESS WIRE)--May 21, 2001--SAVVIS Communications Corp. (NASDAQ: SVVS - news), a global network services provider, announced today that it has entered into a commitment with a Reuters subsidiary on a five-year contract for payments totaling $366 million to provide networking services to customers of the BRIDGE businesses that are to be acquired by Reuters. This follows the announcement last week that Reuters would provide SAVVIS with debt financing of up to $45 million.

Reuters, a global information, news and technology group, was confirmed as the winning bidder for certain BRIDGE assets on May 3, 2001 and the network services commitment was a part of its bid. The non-exclusive agreement with SAVVIS will take effect when Reuters completes its acquisition of these BRIDGE assets. Reuters has said it expects to complete the acquisition within four months, subject to regulatory review and other customary closing conditions.

"SAVVIS currently delivers advanced IP networking services to more than 4,700 financial institutions," said Rob McCormick, chairman and chief executive officer of SAVVIS Communications. "Because of this agreement, SAVVIS will continue to bring its award-winning Intelligent IP networkingSM and Intelligent HostingSM services to the thousands of the world's largest financial institutions that are currently BRIDGE customers. Moreover, our global footprint will remain unchanged, enabling us to serve both our financial and non-financial customers around the world."

SAVVIS has agreed to provide network services to Reuters for the acquired BRIDGE customers and for the worldwide distribution network that collects real-time market data. Specifically, SAVVIS will provide the following to Reuters:

     o Intelligent IP networking(SM) service for Market Data Client connectivity;
     o Global multicasting of Market Data to main distribution centers around the world;
     o Global Intelligent IP networking(SM) service, connecting more than 50 exchanges around the world;
     o  Internet access for BRIDGE Channel and eBRIDGE;
     o Managed hosting and colocation services around the world and in SAVVIS' data center in St. Louis;
     o Intelligent IP networking(SM) service for the internal networking requirements of the BRIDGE offices.

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SAVVIS will continue to fulfill its current network services agreement with
BRIDGE. At the closing of the Reuters purchase, SAVVIS' commitment to Reuters will supersede the portions of its contract with BRIDGE that cover those assets acquired by Reuters. Rob McCormick said, "As a result of Reuters buying less than the complete BRIDGE assets, SAVVIS anticipates, subject to a line audit to be completed by Reuters by July 2, that the global monthly billings under the Reuters network services agreement will initially be approximately $9.5 million per month, compared to the $15.5 million per month billed to BRIDGE in the first quarter of this year. This reduction in revenue will not have a material effect on SAVVIS' cash flow or operating losses, due to the company's ability to avoid costs."

Specifically, Reuters has committed to a minimum purchase of $8 million per month in year one, $7.5 million per month in year two, $7 million per month in year three, and $4 million per month in years four and five, for a total of $366 million. McCormick continued, "We are gratified to be working with Reuters. Further, the BRIDGE management team is continuing its efforts to find purchasers for BRIDGE's remaining assets, including the global Telerate business. We anticipate that these other purchasers will likely enter into network service arrangements with SAVVIS as well."

Reuters is acquiring the following BRIDGE businesses: Bridge Information Systems in North America, the EJV bond data and analytics business, the Bridge Trading Company brokerage business, Bridge Trading Technologies, the eBRIDGE Internet software enabling business on a global basis and the CRB Index, a measure of U.S. commodity prices. Reuters is not acquiring the Bridge Information Systems businesses outside of North America, the ADP retail equity information business, Telerate, BridgeNews, the Bridge Commodity business including the Commodity Research Bureau, or Bridge's interest in the Australian company Bridge/DFS.
A conference call to discuss the Reuters financing, network service agreement, and SAVVIS' Q1 earnings will be held at 9:00 am EST Tuesday, May 22. Please call 800-779-7123 (domestic) or 415-228-4839 (international). The passcode is "SAVVIS earnings." More information on webcast and digital replay of this call is available on www.savvis.net.

About SAVVIS

SAVVIS Communications (NASDAQ: SVVS - news) is the premier service provider of Intelligent IP solutions, and the first to deliver Internet economics to private IP networks. As a result, the benefits of high-end private networks are now accessible to small and medium-sized businesses, while the Fortune 1000 can be more nimble in the execution of their e-commerce strategies. SAVVIS' state-of-the-art global IP platform provides a full range of customer-specified Internet, intranet and extranet networks, combining the flexibility and fast time-to-market of the Internet, with the QoS, security and reliability of Private IP networks. The company also provides managed hosting and colocation services.

SAVVIS has a dominant presence in the financial services market, operating Financial XchangeTM, which connects to more than 4,700 financial institutions, including 75 of the top 100 worldwide banks and 45 of the top 50 brokerage firms. SAVVIS' Intelligent IP NetworkingSM services have been named Product of theYear for 2001 by the editors of Network Magazine. SAVVIS was rated #1 in network performance by Keynote Systems, Inc., an independent Internet auditor, as reported in Boardwatch Magazine' 2000 Directory of Internet Service Providers. For more information about SAVVIS and its Intelligent IP networkingSM, visit: http://www.savvis.net.